News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        R. Todd Noden
Chief Financial Officer
(205) 909-4808

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS
——————————————

BIRMINGHAM, AL (November 26, 2013) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week and 39-week periods ended November 2, 2013.  Revenues for the 13-week period ended November 2, 2013 decreased 3.5% to $100.4 million, compared with revenues of $104.0 million in the year-earlier period.  Comparable store sales for the third quarter declined 8.5%, compared with the 13-week period in the prior year.  Net loss from continuing operations for the third quarter was $7.1 million, or $0.47 per diluted share, compared with net loss from continuing operations of $2.7 million, or $0.18 per diluted share, in the year-earlier period.

For the 39-week period ended November 2, 2013, revenues decreased 6.6% to $313.6 million from net revenues of $335.8 million in the year-earlier period.  Comparable store sales declined 9.2%, compared with the same period in the prior year.  For the 39-week period ended November 2, 2013, the Company reported a net loss from continuing operations of $19.7 million, or $1.33 per diluted share, compared with net loss from continuing operations of $5.4 million, or $0.36 per diluted share, in the year-earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, "Our third quarter results are an improvement over the very difficult comparisons in the first half of the year. Comparable store sales improved throughout the quarter, and we are encouraged by the book and merchandise lineup as we prepare for the holiday season.”

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 258 stores in 33 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. Also included in the Company’s retail operations is the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores with 41 locations. The Company also develops and manages commercial real estate investments through its subsidiary, Preferred Growth Properties. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

Follow Books-A-Million on Twitter (http://twitter.com/booksamillion) and like us on Facebook (http://facebook.com/booksamillion).

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BAMM Announces Third Quarter 2014 Results

November 26, 2013

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
		(a)		(a)
Revenue
Net sales	$99,888	$103,904	$312,299	$335,563
Other revenue	478	79	1,275	218
Total revenues	100,366	103,983	313,574	335,781
Cost of products sold, including warehouse distribution and store occupancy costs	74,119	76,511	227,709	244,189
Gross profit	26,247	27,472	85,865	91,592
Operating, selling and administrative expenses	28,686	27,697	87,294	86,789
Depreciation and amortization	4,765	4,114	13,492	12,352
Operating loss from continuing operations	(7,204)	(4,339)	(14,921)	(7,549)
Interest expense, net	620	440	1,512	1,330
Loss from continuing operations, before income taxes	(7,824)	(4,779)	(16,433)	(8,879)
Income tax expense (benefit)	(596)	(2,256)	3,422	(3,684)
Net loss from continuing operations before equity method investment	(7,228)	(2,523)	(19,855)	(5,195)
Net income (loss) on equity method investment	113	(171)	112	(252)
Net loss from continuing operations	(7,115)	(2,694)	(19,743)	(5,447)
Loss from discontinued operations	(22)	(81)	(229)	(151)
Net loss	$(7,137)	$(2,775)	$(19,972)	$(5,598)
Less net loss attributable to noncontrolling interest	(197)	--	(218)	--
Net loss attributable to Books-A-Million	$(6,940)	$(2,775)	$(19,754)	$(5,598)

Net loss per share:
Basic and Diluted
Net loss from continuing operations attributable to Books-A-Million	$(0.47)	$(0.18)	$(1.33)	$(0.36)
Net loss from discontinued operations attributable to Books-A-Million	(0.00)	(0.00)	(0.01)	(0.01)
Net loss per common share attributable to Books-A-Million	$(0.47)	$(0.18)	$(1.34)	$(0.37)
Weighted average number of shares outstanding – basic and diluted	14,657	15,286	14,725	15,331

(a)
The results for the 13-weeks and 39-weeks ended October 27, 2012, contain certain reclassifications for discontinued operations and other insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 39-weeks ended November 2, 2013.

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BAMM Announces Third Quarter 2014 Results

November 26, 2013

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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